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                Susan B. Railey
                For shareholders and securities brokers
                (301) 468-3120
                James T. Pastore
                For news media
                (202) 546-6451                                FOR IMMEDIATE RELEASE

CRIIMI MAE Refinances 7% Funding Note and Significantly Reduces
                        Interest Expense

        Rockville, MD, December 17, 2003 — CRIIMI MAE Inc. (NYSE: CMM) today announced that it had refinanced the $24.5 million balance of a 7% GNMA secured funding note resulting in an expected annualized cost savings of approximately $1.4 million.

        “We took advantage of the opportunity in the current interest rate environment to exercise the clean-up call option on this 8-year old financing transaction with Fannie Mae and reduce the Company’s annualized cash interest expense by approximately $1.4 million, based on current LIBOR rates,” said President and Chief Operating Officer Mark Jarrell.

        As a result of prepaying the funding note, the early extinguishment of debt will result in a financial statement loss of approximately $665,000 related to the unamortized discount and deferred financing costs associated with the funding note. This amount, which is being recognized in the fourth quarter of 2003, would have been amortized as expense over the remaining term of the funding note had the Company not exercised the prepayment option in December.

        CRIIMI MAE prepaid the funding note by using $22.5 million available under its $200 million repurchase facility with a unit of Bear Stearns and approximately $2.0 million of its cash. The $22.5 million advanced by Bear Stearns bears interest at one-month LIBOR plus 10 basis points or approximately 570 basis points lower than the previous financing costs and is collateralized by approximately $25 million of GNMA securities that have a weighted average net coupon of approximately 7.7%.

        For further information, shareholders and securities brokers should contact CRIIMI MAE Inc at (301) 816-2300, e-mail shareholder@criimimaeinc.com and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words “believe”, “anticipate”, “expect”, “may” or similar expressions and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the Company will be able to repay all or any portion of the Bear Stearns debt and achieve the expected interest cost savings; the trends in LIBOR and prices of GNMA securities; competitive pressures; general economic conditions, restrictive covenants and other restrictions under the operative documents evidencing the Company’s outstanding secured and other obligations (including a repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company’s secured and other obligations, as well as the risks and uncertainties that are set forth from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those projected. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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